
                                                                           ---------------------------------------------
Old Westbury Growth Opportunity Fund                  Yield = 2{(          N/A          -   N/A     )+1)^6-1}=
                                                                           ---------------------------------------------
Computation of SEC Yield                                                   0            *(  $9.97   -                   N/A)
As of:  April 30, 1997
                                                                           SEC Yield =      N/A

Dividend and/or Interest

Inc for the 30 days ended                    N/A

Net Expenses for                             N/A
the Period

Avg Daily Shares                             N/A
Outstanding and entitled
to receive dividends

Maxium offering price                        $9.97
per share as of 4-30-97

Undistributed net income                     N/A

Tax Equivalent Yield
(assumes individual

  does not itemize
  on Federal Return)

100 % minus the Federal
taxable % (100%-28%=72%)

30 SEC yield / by the tax

equiv % (0.00% / 72.0%)=                     N/A
